STATE OF DELAWARE
SECRETARY OF STATE
DIVISION OF CORPORATIONS
FILED 10:00 AM 10/06/1992
722280099 - 2311742

CERTIFICATE OF INCORPORATION

OF

BLACK MOUNTAIN COGEN, INC.

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1. The name of the Corporation is Black Mountain CoGen, Inc.

2. The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

4. The total number of shares of all classes of stock which the Corporation shall have authority to issue is Ten Thousand (10,000) of the par value of Ten Cents ($.10) per share.

5. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the bylaws of the Corporation.

6. The number of directors of the Corporation shall be as specified in, or determined in the manner provided in, the bylaws. Election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

7. Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the

statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the bylaws of the Corporation.

8. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders are granted subject to this reservation.

9. Directors, officers, employees and agents of the Corporation may be indemnified by the Corporation to such extent as is permitted by the laws of the State of Delaware and as the bylaws may from time to time provide. A Director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a Director to the fullest extent permitted by the General Corporation Law of Delaware as the same now exists or hereafter may be amended.

10. The name and address of the incorporator is:

Sally B. Shaw
P.O. Box 4411
Houston, Texas 77210-4411

I, THE UNDERSIGNED, being the incorporator hereinbefore named, for the purpose of forming a Corporation pursuant to the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that this is my free act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 5th day of October, 1992.

Sally B. Shaw, Incorporator